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                       AMERICAN EXPRESS CREDIT CORPORATION
                  (a wholly-owned subsidiary of American Express
                       Travel Related Services Company, Inc.)


                                    EXHIBIT 12.1


          COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                      OF AMERICAN EXPRESS CREDIT CORPORATION
                                    (millions)


                        Nine Months
                           Ended
                        September 30,           Year Ended December 31,
                         (Unaudited)
                       -------------------------------------------------------
                         1997    1996        1996   1995   1994   1993   1992
                         ----    ----        ----   ----   ----   ----   ----
Earnings:

Income before
 extraordinary charge    $168    $161        $215    $197   $139   $137  $138
Income tax provision       90      87         115     105     75     64    70
Interest expense          820     844       1,117   1,054    736    599   728
                       ------  ------      ------  ------   ----   ----  ----
Total earnings         $1,078  $1,092      $1,447  $1,356   $950   $800  $936
                       ======  ======      ======  ======   ====   ====  ====

Fixed charges -
 interest expense        $820    $844      $1,117  $1,054   $736   $599  $728
                         ====    ====      ======  ======   ====   ====  ====

Ratio of earnings
 to fixed charges        1.32    1.29        1.30    1.29   1.29   1.34* 1.29


Note: Gross rentals on long-term leases were minimal in each of the periods shown.

       * The ratio of earnings to fixed charges calculated in accordance with the Receivables Agreements after the impact of the extraordinary charges of $34 million (pretax) was 1.28.














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                      AMERICAN EXPRESS CREDIT CORPORATION
                 (a wholly-owned subsidiary of American Express
                      Travel Related Services Company, Inc.)

                                EXHIBIT 12.2
           COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                            OF AMERICAN EXPRESS COMPANY
                                      (millions)

                          Nine Months
                             Ended
                         September 30,
                          (Unaudited)        Year Ended December 31,
                          ----------    ------------------------------------
                              1997      1996    1995    1994    1993    1992
                              ----      ----    ----    ----    ----    ----
Earnings:

Pretax income from
 continuing operations      $ 2,060    $2,664  $2,183  $1,891  $2,326  $  896
Interest expense              1,557     2,160   2,343   1,925   1,776   2,171
Other adjustments                97       139      95     103      88     196
                            -------    ------  ------  ------  ------  ------
Total earnings(a)           $ 3,714    $4,963  $4,621  $3,919  $4,190  $3,263
                            =======    ======  ======  ======  ======  ======

Fixed charges -
 Interest expense           $ 1,557    $2,160  $2,343  $1,925  $1,776  $2,171
 Other adjustments               98       130     135     142     130     154
                            -------    ------  ------  ------  ------  ------
Total fixed charges(b)      $ 1,655    $2,290  $2,478  $2,067  $1,906  $2,325
                            =======    ======  ======  ======  ======  ======

Ratio of earnings
 to fixed charges(a/b)         2.24      2.17    1.86    1.90    2.20    1.40

Included in interest expense in the above computation is interest expense related to the international banking operations of American Express Company (the "Company") and Travel Related Services' Cardmember lending activities, which is netted against interest and dividends and Cardmember lending net finance charge revenue, respectively, in the Consolidated Statement of Income of American Express Company.

For purposes of the "earnings" computation, other adjustments include adding the amortization of capitalized interest, the net loss of affiliates accounted for at equity whose debt is not guaranteed by the Company, the minority interest in the earnings of majority-owned subsidiaries with fixed charges, and the interest component of rental expense and subtracting undistributed net income of affiliates accounted for at equity.

For purposes of the "fixed charges" computation, other adjustments include capitalized interest costs and the interest component of rental expense.

On May 31, 1994, the Company completed the spin-off of Lehman Brothers through a dividend to American Express common shareholders. Accordingly, Lehman Brothers' results are reported as a discontinued operation and are excluded from the above computation for all periods presented. In March 1993, the Company reduced its ownership in First Data Corporation ("FDC") to approximately 22 percent through a public offering. As a result, beginning in 1993, FDC was reported as an equity investment in the above computation.
In the fourth quarter of 1995, the Company's ownership was further reduced to approximately 10 percent as a result of shares issued by FDC in connection with a merger transaction. Accordingly, as of December 31, 1995, the Company's investment in FDC is accounted for as Investments - Available for Sale.
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